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                                                                    EXHIBIT 4.3


                                                                GRANT #_________

                                     FORM OF
                             PRICE ENTERPRISES, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

This agreement is between Price Enterprises, Inc., a Delaware Corporation (the "Company"), and

                     _____________________ (the "Optionee").

The Company and the Optionee agree as follows:

1.  GRANT OF OPTION

Pursuant to the Price Enterprises, Inc. 1995 Combined Stock Grant and Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, as of the date of grant set forth in the final paragraph of this Agreement (the "Date of Grant"), an option to purchase

          ___________fully-paid and non-assessable shares (the "Option Shares")

of common stock of the Company, $.0001 par value (the "Common Stock"), at a price of

          $__________per share,

upon the terms and conditions hereinafter stated (the "Option"), to all of which the Optionee, by the acceptance hereof, assents. It is intended that the Option not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.  OPTION PERIOD

The Option shall expire at the close of business on the first day following the sixth (6th) anniversary of the Date of Grant (the "Option Period"). The Option shall become exercisable to purchase twenty percent (20%) of the Option Shares on each anniversary of the Date of Grant, commencing on the first (1st) anniversary of the Date of Grant. The Option shall not be exercisable with respect to fractional Option Shares, and shall vest as follows:

                     Vesting Date         Vested Shares
                     -------------        -------------

                        _______                ____

                        _______                ____

                        _______                ____

                        _______                ____

                        _______                ____

                                    TOTAL:    ______

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3.  EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH OF OPTIONEE

     (a) If the Optionee ceases to be an officer or employee of the Company for any reason other than death or termination for cause, or remains an employee of the Company but ceases to be employed in a position in which employees are eligible to receive options, as determined in the sole judgment of the Authorized Committee (as such term is defined in the Plan), the Optionee may exercise the Option as set forth in this Agreement only for a period of ninety (90) days after such cessation (but not beyond the Option Period); provided, however, if such cessation is due to the Optionee's disability (within the meaning of Section 22(e)(3) of the Code), the Optionee may exercise the Option as set forth in this Agreement only for a period of twelve (12) months after such cessation (but not beyond the
     Option Period).   Any exercise of the Option after such cessation may be
     only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of such cessation, plus a portion of the additional number of Option Shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such cessation, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such cessation to the date of cessation, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.

     (b) If the Optionee dies while an officer or employee of the Company, the Option will continue in effect and may be exercised as set forth in this Agreement for a period of twelve (12) months from the date of the Optionee's death (but not beyond the Option Period) by the executor or administrator of the Optionee's estate, or by a designated beneficiary or beneficiaries pursuant to a Beneficiary Designation Form in a form approved by the Company, which Beneficiary Designation Form has been properly filed with the Company prior to the Optionee's death, or in the event there is no such executor or administrator (or the person holding such position has been discharged), or any such designated beneficiary, then by the person or persons to whom the Optionee's rights under the Option shall pass by will or the laws of descent and distribution. Any exercise of the Option after such death may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of death, plus a portion of the additional number of Option Shares, if any, the Optionee would have become entitled to purchase on the next anniversary of the Date of Grant following such death, such portion to be determined by multiplying such additional number of Option Shares by a fraction, the numerator of which shall be the number of days from the anniversary of the Date of Grant preceding such death to the date of death, and the denominator of which shall be 365. Such portion shall be rounded, if necessary, to the nearest whole share.

     (c) If the termination of the Optionee's position as an officer or employee of the Company is for cause (as determined in the sole judgment of the Authorized Committee), the Option shall thereupon be canceled and the Optionee shall have no right to exercise any part of the Option after such termination.

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4.  MANNER OF EXERCISE

The option shall be exercised by giving written notice using the form prescribed from time to time by the Company. Payment must be made in full in:

     (a)  Cash, or
     (b) In the discretion of the Authorized Committee, by delivering Common Stock of the Company already owned by the Optionee, or
     (c) In the discretion of the Authorized Committee, a combination of cash and Common Stock already owned by the Optionee.

For purposes of exercising the Option, Common Stock delivered to the Company in payment of the exercise price shall be valued at the publicly reported price for the last sale of the Common Stock, or the average of the publicly reported closing bid and asked prices of the Common Stock, as applicable, on the last business day preceding the date upon which the Company receives written notice of exercise, or, if there are no publicly reported prices of the Company's Common Stock, at the fair market value of the Common Stock, as determined in good faith by the Authorized Committee.

5.  WITHHOLDING

Prior to the delivery of any Option Shares purchased upon exercise of the Option, the Company shall determine the amount of the federal and state income tax, if any, required to be withheld under applicable law and shall collect from the Optionee the amount of any such tax to the extent not previously withheld.

6.  ADJUSTMENTS

The number of Option Shares subject to the Option shall be adjusted as follows (in each case with the intent of maintaining the Optionee's proportional interest):

(a) In the event that the Company's outstanding Common Stock is changed by any stock dividend, stock split or combination of shares, the number of Option Shares subject to the Option and the purchase price per Option Share shall be proportionately adjusted.

(b) Except as provided in sub-section (d) hereof, in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there may be substituted on an equitable basis as determined by the Authorized Committee, for each Option Share then subject to the Option, the number and kind of shares of stock or other securities, or other property (including cash), to which the holders of Common Stock of the Company will be entitled pursuant to the transaction (and such shares, securities and property will thereafter be deemed to be Option Shares for purposes of this Agreement).

(c) In the event of any other relevant change in the capitalization of the Company, the Authorized Committee shall provide for an equitable adjustment in the number of Option Shares then subject to the Option. In the event of any such adjustment, the purchase price per Option Share shall be proportionately adjusted.

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(d)  Notwithstanding the foregoing provisions of this Section 6, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for the Option on terms fairly reflecting the terms of the merger or consolidation or where the Authorized Committee does not make such other arrangements which it may deem fair and equitable, the Option shall terminate and thereupon become null and void; provided, however, the Optionee shall have the right, immediately prior to such dissolution merger or consolidation, to exercise the Option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

7.  NON-TRANSFERABILITY OF OPTION

The Option shall not be transferable except to the executor or administrator of the Optionee's estate or to the Optionee's heirs or devisees, and shall be exercisable during the Optionee's lifetime only by the Optionee. The Option may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of the Option.

8.  OTHER PROVISIONS

(a) The holder of the Option shall not be entitled to any rights of a stockholder of the Company with respect to any Option Shares until such Option Shares have been paid for in full and issued upon exercise of the Option.

(b) Nothing in the Plan or in the Option shall be deemed to interfere with or limit in any way the right of the Company to terminate the Optionee's employment at any time, nor confer the Optionee any right to continue in the employ of the Company.

(c) The Option shall not be affected by an authorized leave of absence so long as the Optionee continues to be an officer or employee of the Company.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(e) As a material part of this Agreement, the Optionee and the Company agree that in the event of any dispute between the Optionee and the Company, the dispute shall be resolved by binding arbitration in San Diego, California, under the Commercial Rules of the American Arbitration Association.

(f) Upon exercise of the rights granted under this Agreement, the Optionee agrees that the Optionee will not transfer any shares acquired hereunder so as to result in a distribution in violation of the applicable federal and state securities laws.

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9.  INCORPORATION OF PLAN BY REFERENCE

The Option is subject to all of the terms and provisions of the Plan, a copy of which is available upon request, as the same may be amended from time to time, and such terms and provisions are hereby incorporated herein and made a part hereof as if set forth at length herein.

The option evidenced by this Agreement is granted on the 11TH DAY OF JANUARY, 1995. The Company and Optionee have executed this Agreement as of such Date of Grant.

PRICE ENTERPRISES, INC.
A DELAWARE CORPORATION

BY __________________________
     ROBERT E. PRICE, CEO

_____________________________
EMPLOYEE SIGNATURE

_____________________________
DATE OF SIGNATURE

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